UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 5, 2014

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In connection with the previously disclosed litigation of Garden City Employees’ Retirement System v. Psychiatric Solutions, Inc., Joey A. Jacobs, Brent Turner and Jack E. Polson, on September 5, 2014, we reached an agreement with the plaintiffs to settle the matter for a total amount of $65 million, subject to execution of definitive settlement documentation and approval of the court. This matter was a shareholder class action lawsuit filed in 2009 in the United States District Court for the Middle District of Tennessee against Psychiatric Solutions, Inc. (“PSI”) and certain of its former officers alleging their violations of federal securities laws. Although this matter arose prior to our acquisition of PSI in November, 2010, we assumed the defense and liability of this case as a result of the acquisition.

In connection with this settlement, and subject to a review of related legal expenses, we believe we are entitled to approximately $16 million of commercial insurance recoveries, net of $34 million of estimated aggregate legal fees incurred. Giving effect to the expected commercial insurance recoveries and previously recorded estimated reserve, we expect our results of operations for the three-month period ended September 30, 2014 to include a pre-tax charge of approximately $44 million in connection with this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

Date: September 8, 2014	By:	/s/ Steve Filton
	Name:	Steve Filton
	Title:	Senior Vice President and Chief Financial Officer